                                  EXHIBIT 11
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                     Quarter Ended   Quarter Ended
                                                     June 30, 2000   June 30, 1999
                                                     --------------  -------------
Net Income (Loss)                                         $(23,760)       $ 34,965
                                                          ========        ========

Weighted average shares outstanding                        208,468         222,451

Reduction for common shares not yet released by
  Employee Stock Ownership Plan                             10,578          12,244
                                                          --------        --------

Total weighted average common shares
  outstanding for basic computation                        197,890         210,207
                                                          ========        ========

Basic earnings (loss) per share                           $   (.12)       $    .17
                                                          ========        ========

Total weighted average common shares
  outstanding for basic computation                        197,890         210,207

Common stock equivalents due to dilutive
  effect of stock options                                    2,641           2,948
                                                          --------        --------

Total weighted average common shares and
  equivalents outstanding for diluted computation          200,531         213,155
                                                          ========        ========

Diluted earnings (loss) per share                         $   (.12)       $    .16
                                                          ========        ========

                                     -17-